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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                     FORM 8-A/A

                                  AMENDMENT NO. 1

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                             BRODERBUND SOFTWARE, INC.

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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



           DELAWARE                                         94-2768218

    (STATE OF INCORPORATION                              (I.R.S. EMPLOYER
        OR ORGANIZATION                                 IDENTIFICATION NO.)


                               500 REDWOOD BOULEVARD
                                  NOVATO, CA 94947

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                      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

          Securities to be registered pursuant to Section 12(b) of the Act:


                                                     NAME OF EACH EXCHANGE ON
      TITLE OF EACH CLASS                           WHICH EACH CLASS IS TO BE
      TO BE SO REGISTERED                                   REGISTERED
             NONE                                              NONE

          Securities to be registered pursuant to Section 12(g) of the Act:

                           PREFERRED SHARE PURCHASE RIGHTS

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                                   (TITLE OF CLASS)

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                                   (Title of class)

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ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

          On May 3, 1996, Broderbund Software, Inc. (the "Registrant") filed a Registration Statement on Form 8-A (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in order to register preferred share purchase rights issuable in accordance with the terms of the Preferred Shares Rights Agreement (the "Rights Agreement"), dated as of May 1, 1996, between the Registrant and Chemical Mellon Shareholder Services, L.L.C., as rights agent ("Chemical Mellon"). On August 1, 1996, Harris Trust Company of California, a California corporation ("Harris"), succeeded Chemical Mellon as the Rights Agent to the Rights Agreement.

          On June 26, 1998, the Registrant and Harris entered into the First Amendment to Preferred Shares Rights Agreement (the "Amendment"), which amends the Rights Agreement as originally executed. A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The Rights Agreement, as amended by the Amendment, is referred to herein as the "Amended Rights Agreement." The Amended Rights Agreement is substantially the same as the Rights Agreement as originally executed, with the following principal exceptions:

ACQUIRING PERSON

          The Amended Rights Agreement provides that none of The Learning Company, a Delaware corporation ("Parent"), its subsidiaries, Affiliates or Associates, including TLC Merger, is an Acquiring Person pursuant to the Amended Rights Agreement solely by virtue of the execution of the Agreement and Plan of Merger dated June 21, 1998 among Parent, TLC Merger and the Registrant (the "Merger Agreement"), the acquisition of the Shares (as defined in the Merger Agreement) by the Parent pursuant to the Merger, the consummation of the Merger (as defined in the Merger Agreement), or any other transaction contemplated by the Merger Agreement.

DISTRIBUTION DATE

          The Amended Rights Agreement provides that a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

SHARES ACQUISITION DATE

          The Amended Rights Agreement provides that a Shares Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

TRIGGERING EVENT

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          The Amended Rights Agreement provides that a Triggering Event shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

          In all other material respects, the disclosure concerning the Rights and Rights Agreement as set forth in the Registration Statement is unchanged.

          The summary of the Amended Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended Rights Agreement.

ITEM 2.   EXHIBITS

          1. First Amendment dated June 26, 1998 to Preferred Shares Rights Agreement, dated as of May 1, 1996, between Broderbund Software, Inc. and Harris Trust Company of California, a California corporation, as rights agent.

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934 the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  June 26, 1998                         BRODERBUND SOFTWARE, INC.


                                             By: /s/ Joe Durrett
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                                             Title:    Chief Executive Officer
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                                  EXHIBIT INDEX

     EXHIBIT
       NO.                  EXHIBIT



       1    First Amendment dated June 26, 1998 to
            Preferred Shares Rights Agreement,
            dated as of May 1, 1996, between Broderbund
            Software, Inc. and Harris Trust Company
            of California, a California corporation

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